SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 27, 2003

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

Item 5. Other Events and Regulation FD Disclosure

        1.  Revolving Credit Facility. On March 27, 2003 Derma Sciences, Inc. (the “Registrant”) entered into a one year, renewable revolving credit facility agreement (the “Agreement”) with Merrill Lynch Business Financial Services, Inc. (“Merrill Lynch”) for a maximum principal amount of $2,000,000. Advances may be drawn and repaid, from time to time, under the Agreement. The Registrant may request advances under the Agreement up to the value of eighty percent of eligible accounts receivable and fifty percent of eligible inventory. Interest on outstanding advances is payable monthly in arrears at the per annum rate of the one-month LIBOR (London Interbank Offered Rate) as published in The Wall Street Journal plus 3.0%. Outstanding advances are secured by all existing and after-acquired tangible and intangible assets of the Registrant located in the United States.

        At March 27, 2003 maximum potential advances under the Agreement were estimated to be $1.1 million. Advances will be utilized for general working capital requirements. The Registrant paid Merrill Lynch a $20,000 fee in connection with the initiation of the Line of credit. In addition to the foregoing line initiation fee, the Registrant incurred legal and other expenses of approximately $16,000 in connection with the negotiation and implementation of the Agreement. A $20,000 line maintenance fee is payable to Merrill Lynch upon each annual renewal of the line of credit.

        2.  Loan Covenants. The Agreement requires that the Registrant’s fixed charge ratio (earnings before interest, taxes, depreciation, amortization and other non-cash charges minus any internally financed capital expenditures divided by the sum of debt service, rent under capital leases, income taxes and dividends) may not be less that 1.25 to 1.0 as determined quarterly on a 12-month trailing basis as set forth in the Registrant’s quarterly financial statements relative to its United States operations. Additional covenants governing permitted indebtedness, liens, payments of dividends and protection of collateral are included in the Agreement.

    3.        Termination Provisions. The Registrant may terminate the Agreement at any time by paying off all outstanding indebtedness and any other payments due to Merrill Lynch thereunder.

        The Registrant incorporates by reference herein a conformed copy of the Agreement discussed above which Agreement is attached hereto as Exhibit 10.01.

Item 7. Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Exhibits:

10.01	- Revolving Credit, Loan and Security Agreement

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.

Date: May 1, 2003	By: /s/ John E. Yetter John E. Yetter, CPA Vice President and Chief Financial Officer